EXHIBIT 10.43
KB HOME
FISCAL YEAR 2009 PHANTOM SHARES AGREEMENT
     This Phantom Shares Agreement (this “Agreement”) is made on October 2, 2008 (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Employee”).
     WHEREAS, the Company desires to grant the Employee Phantom Shares (the “Award”);
     WHEREAS, the Award is a cash-based award designed to promote the interests of the Company and its stockholders by retaining exceptional employees;
     WHEREAS, the Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Rights (as defined below) are no longer subject to a “substantial risk of forfeiture” and that does not provide for the deferral of compensation under, and is therefore exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), together with the Department of Treasury Regulations and other interpretative guidance issued thereunder (“Section 409A”); and
     WHEREAS, the Award granted hereunder is not being issued pursuant to any the Amended and Restated KB Home 1999 Incentive Plan, as amended on October 2, 2008 (the “Plan”), or pursuant to any other existing plan.
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Employee enter into this Agreement as follows:
A G R E E M E N T
     1. Grant. Subject to the terms of this Agreement, the Company hereby grants to the Employee an Award calculated by reference to an aggregate of [# RIGHTS] phantom share rights (the “Rights”). Each Right, when fully vested hereunder, will represent the economic equivalent of ownership of one share (“Share”) of common stock, $1.00 par value per Share, of the Company (“Common Stock”); provided that the Rights will not entitle the Employee to, and the Employee will not have any rights in, or own any, Shares of Common Stock. The Award is intended to constitute compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” under Section 409A.
     2. Rights Vesting.
(a)	Normal Rights Vesting. The Rights granted under this Agreement will vest on October 3, 2011 only if the Employee is employed by the Company or any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (each, a “Subsidiary”) on such date.

(b)	Change of Ownership. Notwithstanding the foregoing and subject to Section 3, the Rights granted under this Agreement will vest upon a Change of Ownership (as such term is defined in the Plan) of the Company.
     3. Forfeiture. Subject to Section 2, the Employee will immediately forfeit all rights, title and interests in and to any and all Rights that have not vested on the date the Employee’s employment with the Company or its Subsidiaries is terminated.
     4. Payment.
(a)	As soon as reasonably practicable following the date of vesting of the Rights in accordance with Section 2 above (the “Vesting Date”), but in no event later than the later of (i) the fifteenth day of the third month following the end of the Employee’s first taxable year in which the Vesting Date occurs or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the Vesting Date occurs, the Company will pay to the Employee for each vested Right an amount in cash equal to (A) the Fair Market Value (as defined below) of one Share of Common Stock as of the Vesting Date, plus (B) the cumulative value of all cash dividends paid in respect of a Share of Common Stock from the Grant Date through and including the Vesting Date.

(b)	For purposes of this Agreement, “Fair Market Value” shall have the meaning given that term in the Plan.

(c)	The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Employee’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting of any Rights or payment of any portion of the Award.
     5. No Stockholder Rights. The Employee will not be deemed to be a holder of or possess any stockholder rights with respect to any Shares of Common Stock in connection with the Rights granted hereunder.
     6. Adjustments. In the event of any of the transactions described in Section 13(a) of the Plan, the Management Development and Compensation Committee (the “Committee”) of the Company shall adjust or revise the Award in the same manner as it then adjusts any similar awards under the Plan; provided that such an adjustment of the Award shall be made only to the extent that such adjustment will not cause a violation of Section 409A.
     7. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.
     8. Entire Agreement.
(a)	This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter.

(b)	Subject to applicable law, this Agreement, the Award and the Rights shall be administered by the Committee, and the Committee shall have full power and authority to determine and interpret the terms and conditions of this Agreement, the Award, and the Rights, and make any determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement, the Award, and the Rights, based in each case on such considerations as the Committee in its sole discretion determines.

(c)	All designations, determinations, interpretations, and other decisions under or with respect to this Agreement, the Award and the Rights shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons (as defined below), including, but not limited to, the Company, any Subsidiary, the Employee, any stockholder and any employee of the Company or any Subsidiary. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE AWARD, AND THAT THE EMPLOYEE IS BOUND BY, AND THE AWARD AND RIGHTS ARE SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.

     9. Non-Transferability. None of this Agreement, the Award or the Rights may be assigned by the Employee by operation of law or otherwise. Any purported assignment by the Employee shall be null and void. This Agreement shall, however, be binding upon the successors and assigns of the Company.
     10. No Obligation. Neither the execution and delivery hereof nor the granting of the Award or the Rights will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any Subsidiary to employ or continue the employment of the Employee for any period or in any capacity.
     11. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention: Senior Vice President, Human Resources, or a designee or successor thereof, and any notice given hereunder to the Employee will be addressed to the Employee at his or her address as shown on the records of the Company.
     12. Amendment and Cancellation. Subject to Section 14 hereof, at any time and from time to time, the Committee may terminate, amend or modify this Agreement. Except with respect to amendments made pursuant to Section 14 hereof, no termination, amendment, or modification of this Agreement will adversely affect in any material way the Award or the Rights granted hereunder without the prior written consent of the Employee.
     13. General Provisions.
(a)	Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Employee or the Award, or would disqualify the Award or the Rights under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect.

(b)	Other Laws. The obligation of the Company to make payment of the Award will be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company may refuse to transfer any consideration under this Agreement if, acting in its sole discretion, it determines that transfer of such consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act.

(c)	No Trust or Fund Created. This Agreement is intended to be an “unfunded” plan for incentive compensation. This Agreement will neither create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or any affiliate and the Employee or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity (each, a “Person”). To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Agreement, such right will be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(d)	Headings. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.

     14. Section 409A.
(a)	The Award and the Rights thereunder are intended to constitute compensation that is payable within the “short-term deferral” period after the Rights are no longer subject to a “substantial risk of forfeiture” and that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A. This Agreement shall be interpreted in accordance with Section 409A, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof. In the event that, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award and Rights from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award and Rights, or (ii) comply with the requirements of Section 409A.

(b)	An Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Employee or for such Employee’s account in connection with the Award (including any taxes, interest, and penalties under Section 409A), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold such Employee harmless from any or all of such taxes, interest, or penalties.
     15. Rescission. This Agreement, the Award and the Rights will be subject to rescission by the Company if an original of this Agreement executed by the Employee is not received by the Company within four weeks of the Grant Date.
     16. Term. Upon forfeiture of all of the Employee’s rights, title, and interests in and to any and all of the Rights pursuant to Section 3 above, this Agreement shall terminate and be of no further force or effect.
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     IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the date first above written.

KB HOME
By:	Jeffrey T. Mezger
Chief Executive Officer and President

EMPLOYEE:

[NAME]